Exhibit 99.2

Welcoming Ryan Graves to the Metromile Community

We started Metromile to create digital insurance for an increasingly digital world. We believe that auto insurance doesn’t work for many people: It overcharges 65% of drivers unfairly and isn’t customer-centric or adaptive to how people actually get around.

Ryan Graves, a member of Uber’s founding team, will be joining Metromile’s board of directors following the closing of their business combination with INSU Acquisition Corp. II for the same reason.

Ryan, who worked at Uber from its founding through its IPO, most notably as senior vice president of global operations, is the founder and CEO of Saltwater, an investment company focused on long-term growth and partnership. In addition to joining Metromile’s board, he invested in the company, alongside Chamath Palihapitiya’s Social Capital, Mark Cuban, and leading institutional investors.

We asked Ryan why he decided to join the Metromile community and the opportunities he sees ahead.

How did you hear about Metromile?

I’ve known about Metromile since my Uber days. I remember thinking: “Well, that’s a no brainer.” As the world has become increasingly dependent on data, I believe this transition has become even more obvious.

When I started investing, I picked up the 1968 Berkshire Hathaway shareholder letter, and I read every letter through 2017. I feel like I got this general education in the insurance business and a healthy alternative to the venture investment approach. It just landed. The way the value-oriented investor looks at a company and how Berkshire Hathaway establishes relationships with its operators just felt more like me. It’s quite fulfilling to be a partner and coach in those relationships and support incredible leaders.

I’m focused on how to use business and the investments that I make to be a platform for more than returns — to have an impact — and that’s why I leaned into Metromile.

Why did you choose to invest in insurance and Metromile specifically?

Insurance is a foundational financial tool in someone’s life. It can prevent bad scenarios and create opportunities.

We learned in 2020 that the world is unpredictable, and auto insurance is necessary to manage the risk that can take away opportunities, but it’s also an overhanging cost for many people. I saw this when we started Uber. In the old taxi model, a driver starts the week or month in the hole, and they’re working a certain number of hours just to break-even. They might only be making money for their work for 30% or 40% of their time driving.

Insurance is similar: Without pay-per-mile auto insurance, a driver might pay hundreds of dollars per month with flat-rate insurance before they even use their car. This is why I see Metromile as a tool to unlock financial freedoms for so many people.

What opportunities do you think are available in the insurance industry?

There’s certainly opportunity in the future of transportation. We all know that businesses grounded in technology and data science will be better positioned than the others. Metromile has that foundation, and I believe, is in a position to support the transition to an autonomous world rather than fight it.

Metromile understands that no two miles driven are alike. That’s fascinating to me. We can support the broadest range of autonomous driving and vehicles with more safety features. We can partner with car manufacturers who deliver this technology in contrast to incumbent insurance companies who might block progress in their self-interest. Fortunately, I’m very comfortable pushing back against incumbents.

I am also familiar with the telematics world through another investment and have found many great uses for the technology. It’s wild to me that many of us have an asset worth thousands of dollars, and it doesn’t have a kind of “find my phone” feature — that in and of itself is another no brainer. Another selling point for having connected insurance is just the awareness of where your vehicle is.

There’s immediate value in sharing data with Metromile — real value in dollars saved, unlike sharing data with big social media companies, where the value isn’t at all clear and may have detrimental societal impact, that is, if you’re a fan of democracy.

What are you most excited about for Metromile?

In my research and due diligence, I understand this number one thing about the industry: In insurance, growth is easy, but profit is hard. It all comes down to discipline.

When considering an investment, I like to flesh out how a company’s management team is wired. Are they “growth-at-all-cost” or timid and afraid of change? What are their incentives? I believe Metromile’s leadership team has the right balance of a growth mindset and the long-term view necessary for disciplined growth.

Metromile is a very long-term investment for me. Metromile focuses deeply on building substantive technology, customer service you can count on, and reinforcement of risk management discipline. It struck me that there is no way this business won’t be a beast in 10 years if they continue on this path. I don’t think people appreciate the size of the opportunity ahead for Metromile just yet, and that’s when I like to invest.

I came up in Uber, a hyper disruptive tech company, and as an investor, I started with the school of Warren Buffett and Charlie Munger. What I found in Metromile is the discipline of Berkshire Hathaway and the disruption of Uber, and that’s why I’m pumped to join this team. This combination of disruption through technology and a discipline through operations will certainly deliver a winner over the long haul.

Ryan Graves is the founder and CEO of Saltwater, his family office, incubation, and investment company. He serves on the boards of directors of charity:water, Pachama, Inc., and Fort Point Beer. Formerly, he served as a board director and the senior vice president of global operations at Uber Technologies Inc. from its founding to IPO. Graves was the first CEO and a member of Uber’s founding team.